KOU YOU KAI LTD.

690 South Highway 89 Suite 200 Jackson, WY 83001

July 19, 2018

Fred McLauchlin

RE:Employment Agreement

Dear Fred:

Kou You Kai Ltd. (the “Company”) is pleased that you have chosen to work as an employee of the Company and have been serving since May 16, 2018. The purpose of this letter is to formally memorialize your existing employment agreement with the Company on the following terms:

(1)Position.  You will serve as Chief Financial Officer and Secretary of the Company, and may also serve as an officer in one or more of the Company’s wholly-owned subsidiaries. You will report directly to Tsunenobu Arai, the President and Director of the Company.  By signing this letter agreement (“Agreement”), you represent and warrant to the Company that you are under no contractual commitments that will be inconsistent with your obligations to the Company, excepting those obligations discussed herein, which by virtue of this Agreement, are deemed consistent with your obligations to the Company. Your start date shall be effective as of May 16, 2018.

(2)Duties. Your duties as Chief Financial Officer and Secretary will be to oversee the Company’s operations, help facilitate the Company’s audit and ongoing reporting obligations, manage the filing of an IPO, evaluate acquisition candidates, and other management and administrative functions as deemed appropriate by Mr. Arai and the Board of Directors. You shall use your best efforts to promote the interests of the Company and its business and affairs and shall not provide management services to any other company or otherwise engage in business activities that would reasonably be expected to materially interfere with the performance of your duties, services and responsibilities hereunder.

(3)Salary and Benefits.  You will be paid a salary at the monthly rate of $10,000 per month, payable in monthly installments in accordance with the Company’s standard payroll practices for salaried employees.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies applicable to senior executives, as in effect from time to time. You agree that the amount of this salary will be accrued by the Company until the Company’s becomes profitable. All accrued wages shall not bear any rate of interest. You will also be entitled to participate in all benefits generally available to the Company’s employees, including without limitation medical, life, dental and vision insurance programs.

(4)  Stock Issuance.  You will be issued shares of common stock and preferred stock in consideration of your duties outlined herein. Initially, you shall be issued 275,000 shares of common stock and 51 shares of Series A Preferred Stock. You may be granted shares of common stock in the Company based on your performance. Such stock awards shall be determined at the sole discretion of the Board of Directors of the Company.

(5) Proprietary Information Agreement.  Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard proprietary information and/or confidentiality agreement upon commencement of your employment.

(6) Termination of Employment.

(a)By Death.  Your employment shall terminate automatically upon your death.  The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued salary and bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options held by you.  Thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 6(a) shall affect any entitlement of your heirs to the benefits of any life insurance plan or other applicable benefits.

(b) By Disability.  For purposes of this Agreement, “disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement or to be engaged in any substantial gainful activity.  If you experience such a disability, then, to the extent permitted by law, the Company may terminate your employment upon sixty (60) days' advance written notice.  Termination by disability shall be determined by a physician selected by the Board of Directors.  If such physician is unable to schedule an appointment with you within ten business days of the Board of Directors’ written request, the Board of Directors, at its sole discretion, is authorized to determine whether your disability has occurred.  The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, including payment for accrued salary, bonus and unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement; thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 6(b) shall affect your rights under any applicable Company disability plan.

(c)By Company Not For Cause.  At any time, Company may terminate your employment without Cause (as defined in Section 6(d) below) by providing you written notice of such termination.  In such event, the Company shall pay you your full salary (including any accrued salary owed hereunder) and bonus due through the date of termination and continuing for the twenty-four-month period following such date of termination at the rate in effect at the time notice of termination is given (the “Not for Cause Severance Payment”), as well as all other unpaid amounts, if any, to which you are entitled as of the date of termination under any compensation plan or program of the Company, at the time such payments are due.  Your eligibility for the Not for Cause Severance Payment shall be conditioned on your agreement to a non-competition agreement for a period of twenty-four months with terms to be negotiated by the Board of Directors. In addition, if you are terminated from your employment without Cause, all stock awards as granted in Section 6 herein shall immediately vest.

(d)By Company For Cause.  At any time, unless such actions are cured as described below, and without prior notice for actions that are not curable, the Company may terminate your employment for Cause.  The Company shall pay you all compensation then due and owing, including payment for bonus, unused vacation, expense reimbursement, if any, and any other benefits provided in this Agreement, including without limitation the exercisability of any vested exercisable option held by you; thereafter, all of Company's obligations under this Agreement shall cease.  Termination shall be for "Cause" if:  (i) you act intentionally, recklessly or in bad faith, in a manner which causes material damage or potential material damage to the Company; (ii) you intentionally (and other than due to mental or physical disability or death) refuse to follow any specific written direction or order of the Board of Directors (unless cured as set forth below); (iii) you exhibit in regard to your employment material misconduct or dishonesty; (iv) you are convicted of a material crime involving dishonesty, breach of trust or fraud; or (v) you breach any material term of this Agreement.  For purposes of this Section 6(d), no act, or failure to act, on your part shall be considered to have been done or omitted “intentionally” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you may not be terminated for Cause pursuant to clauses (i), (ii), (iii) or (v) above without (1) reasonable notice (of at least 10 days) from the Board of Directors setting forth the reasons for the Company's intention to terminate for Cause, and (2) an opportunity for you, together with your counsel, to be heard before the Board.  Your employment may be terminated by Company only by the affirmative vote of a majority of the members of the Board of Directors of the Company then holding office (without counting your vote). No severance payment shall be paid if you are terminated for cause.

(e) By Change of Control.  In the event of an acquisition of the Company or substantially all of the Company’s assets in connection with which your employment is either involuntarily terminated without cause or voluntarily terminated as a result of a material diminution in responsibilities, the Company shall pay you your full salary (including accrued salary) and bonus override through the date of termination and continuing for the twenty-four-month period following such date of termination at the rate in effect at the time notice of termination is given (the “Change of Control Severance Payment”), as well as all other unpaid amounts, if any, to which you are entitled as of the date of termination under any compensation plan or program of the Company, at the time such payments are due.  Your eligibility for the Change of Control Severance Payment shall be conditioned on your agreement to a non-competition agreement for a period of twenty-four months with terms to be negotiated by the Board of Directors.

            (6)Entire Agreement.  This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

(7)Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

           (8)Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this Agreement, and the resolution of any disputes arising pursuant hereto, will be governed by Wyoming law.

Of course, as required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

As I mentioned before, we are pleased with your decision to work as an employee for Kou You Kai, Ltd.

Very truly yours,

KOU YOU KAI, LTD.

By: /s/ Tsunenobu Arai
Tsunenobu Arai, President and Director

I have read and accept this employment offer:

/s/ Fred McLauchlin

Fred McLauchlin

Dated: July __, 2018